UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2014

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03                                           Material Modification to Rights of Security Holders.

On April 10, 2014 we commenced an exchange offer pursuant to which we are offering each of the holders of our 9,404,456 outstanding Series A Warrants the opportunity to exchange each warrant to purchase common stock for a share of common stock with no additional consideration being paid.  The Series A Warrants are currently exercisable at $1.50 per share and expire in 2018.  The exchange offer will remain open until expiration of each Series A Warrant.

We also expect to enter into an agreement with Buffalo Management, LLC to exchange the 2,068,012 warrants with an exercise price of $3.50 for an aggregate of 868,566 shares of our common stock.  The Buffalo warrants expire in 2018.  Chad Brownstein, our executive vice-chairman, controls Buffalo and holds a majority of its equity.  Barry Munitz, our non-executive chairman, owns a non-voting minority of Buffalo’s equity.

We are making this exchange offer because we believe, based upon the advice of the potential underwriters of our previously announced proposed public offering of up to $25 million of common stock, that the warrant exchange will enhance the likelihood of a successful public offering by eliminating the “market overhang” of such a large number of warrants.

We anticipate that the shares issued in the warrant exchanges will be eligible for resale under a registration statement to be declared effective by the Securities and Exchange Commission on or about April 16, 2015 for those shares issued to warrant holders who have elected to participate in the exchanges as of April 15, 2015, subject to the discretion of the Securities and Exchange Commission to delay the effectiveness of the registration statement.

Item 8.01                                           Other Events.

Our special shareholder meeting originally scheduled for 8:00 am, Mountain Time, on April 9, 2014 and adjourned to 8:00 am, Mountain time on April 10, 2014 has been cancelled because a quorum was not present at the meeting.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Identification of Exhibits
Exhibit 10.1	Form of Series A Warrant Exchange Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon Barber
Date: April 10, 2014		President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
Exhibit 10.1	Form of Series A Warrant Exchange Agreement